                                                                 EXHIBIT 10.56


                 FOURTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

         THIS FOURTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "AMENDMENT") is made and entered into as of March 28, 2001, by and among RADIOLOGIX, INC., formerly known as American Physician Partners, Inc., a Delaware corporation ("BORROWER"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as Agent for Lenders pursuant to the Credit Agreement referred to below (the "AGENT"), and the Lenders signatory hereto (each a "LENDER").

                               STATEMENT OF FACTS

         A. Borrower, the Lenders and the Agent are parties to that certain Credit Agreement, dated November 26, 1997, as amended by the First Amendment to Credit Agreement and Consent dated as of May 19, 1998, the Second Amendment to Credit Agreement and Consent dated as of August 3, 1999, and the Third Amendment to Credit Agreement dated as of August 9, 2000 (the "CREDIT AGREEMENT"; capitalized terms used but not defined in this Amendment have the meanings given in the Credit Agreement, as amended by this Amendment), whereby the Lenders have made available certain revolving credit facilities to Borrower, subject to the terms and conditions contained in the Credit Agreement.

         B. Borrower, the Agent, and the Lenders desire to amend the Credit Agreement as set forth herein, subject to the terms and conditions contained in this Amendment.

                               STATEMENT OF TERMS

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. AMENDMENTS TO CREDIT AGREEMENT. Subject to the terms and conditions of this Amendment, including without limitation SECTION 7 hereof, the Credit Agreement is hereby amended as follows:

         (a) SECTIONS 1.1(A) and (B) of the Credit Agreement are amended to read as follows:

             1.1 Revolving Credit Facility and Term Loan Facility.

             (a) Revolving Credit Facility. Subject to the terms and conditions hereof, each Revolving Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Revolving Credit Availability, in each case less the sum of the Letter of Credit Obligations and the Swing Line Loan outstanding at such time ("Borrowing Availability"). Until the Availability Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section
             1.1. Each Revolving Credit Advance shall be made on notice by Borrower to the representative of Agent identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than (1) 2:00 p.m. (New York time) on the Business Day prior to the date of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

             (b) Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and substantially in the form of Exhibit 1.1(b) (including all amendments, modifications, replacements, and renewals thereof, each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of each Revolving Lender's Revolving Loan Commitment or, if less, the applicable Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section
             1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

         (b) The following new SECTION 1.1(d) is added to the Credit Agreement:

             (d) Term Loan.

             (i) Subject to the terms and conditions hereof, each Term Lender agrees to make (and automatically shall be deemed to have made) a term loan (collectively, the "Term Loan") on the Fourth Amendment Effective Date to Borrower in the original principal amount of its Term Loan Commitment by applying such Loan to repay a portion of its outstanding Revolving Loan to the Borrower. The obligations of each Term Lender hereunder shall be several and not joint. The Term Loan shall be evidenced by promissory notes and substantially in the form of Exhibit 1.1(d) to the Fourth Amendment (including all amendments, modifications, replacements, and renewals thereof, each a "Term Note" and collectively the "Term Notes"), and Borrower shall execute and deliver each Term Note to the applicable Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender's Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

             (ii) Borrower shall repay the principal amount of the Term Loan in installments on the dates set forth below in the amounts set forth opposite such dates, as follows:



             Date                                     Installment Amount
             ----                                     ------------------

             March 31, 2001                             $         0
             June 30, 2001                              $ 4,000,000
             September 30, 2001                         $ 4,000,000
             December 31, 2001                          $ 4,000,000
             March 31, 2002                             $ 6,000,000
             June 30, 2002                              $ 9,000,000
             September 30, 2002                         $ 9,000,000
             December 31, 2002                          $ 9,000,000
             March 31, 2003                             $10,000,000
             June 30, 2003                              $10,000,000
             September 30, 2003                         $10,000,000
             November 26, 2003                  Remaining outstanding amount


             (iii) Notwithstanding Section 1.1(d)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

             (iv) Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender's respective Term Loan Commitment.

         (c) SECTION 1.3(a) of the Credit Agreement is amended to read as follows:

             (a) Voluntary Commitment Reductions. Borrower may at any time on at least fifteen (15) Business Days' prior written notice to Agent (i) voluntarily prepay all or part of the Term Loan and/or (ii) voluntarily and permanently reduce or terminate the Revolving Loan Commitment; provided that (A) in each case ((i) and (ii)), any such prepayment or partial reduction shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, and (B) the Revolving Loan Commitment shall not be reduced to an amount less than the L/C Sublimit plus the Swing Line Commitment unless it is terminated. Upon the effective date of any such termination all Advances and other Obligations shall be immediately due and payable in full. Any such prepayment of all or any part of the Term Loan or voluntary reduction or termination of the Revolving Loan Commitment must be accompanied by the payment, if any, required by Section 1.3(b)(i) below, plus any LIBOR funding breakage costs resulting therefrom in accordance with Section 1.10(b). Each notice of partial reduction of the Revolving Loan Commitment shall designate whether such reduction shall apply to reduce the L/C Sublimit (no reductions of the Swing Line Commitment shall be permitted except in the case of a termination of the Revolving Loan Commitment). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be.

         (d) SECTION 1.3(b)(iv) of the Credit Agreement is amended by deleting such section in its entirety, and inserting the following in lieu thereof:

             (iv) Excess Cash Flow. Commencing in Fiscal Year 2002, Borrower shall prepay the Obligations on the date that is 5 days after the earlier of (A) the date on which Borrower's annual audited Financial Statements for the immediately preceding Fiscal Year are delivered pursuant to Annex D or (B) the date on which such annual audited Financial Statements were required to be delivered pursuant to Annex D, in an amount equal to seventy-five percent (75%) of Excess Cash Flow for the immediately preceding Fiscal Year, provided that Borrower's obligation to make such payment shall be reduced if, on the date such payment would otherwise be due and after giving effect to such payment, Borrowing Availability in excess of the aggregate amount of Revolving Credit Advances outstanding (which shall not include Swing Line Loans) ("Excess Borrowing Availability") would be less than $9,000,000; such reduction shall be to the extent necessary so that, after giving effect to such payment, Excess Borrowing Availability would be greater than or equal to $9,000,000. The amount of any such reduction shall be carried forward and become due on any day that Excess Borrowing Availability shall exceed $9,000,000 and shall become due in the amount of such excess until the full amount of such payment shall have been made. Any such prepayment shall be applied in accordance with clause (c) below.

         (e) SECTION 1.3(c) of the Credit Agreement is amended to read as follows:

             (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to clause (b)(ii), (b)(iii) or (b)(iv) above shall be applied as follows: first, to prepay the scheduled installments of the Term Loan in the inverse order of the maturity thereof and second to the outstanding principal balance of Revolving Credit Loans until the same shall have been paid in full; and third, to any Letter of Credit Obligations or to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized or secured in the manner set forth in Annex B.

         (f) SECTION 1.3(d) of the Credit Agreement is amended to read as follows:

             (d) Commitment Reductions. The Revolving Loan Commitment shall (i) terminate on the Availability Termination Date, and (ii) permanently reduce by the amount of any payment or prepayment of Revolving Loans made pursuant to Sections 1.3(b)(ii), (iii) or
             (iv). The Swing Line Commitment shall terminate on the Availability Termination Date.

         (g) SECTION 1.4 of the Credit Agreement is amended to read as follows:

             1.4 Use of Proceeds. Borrower shall utilize the proceeds of (i) the Term Loan made by each Lender solely to repay the Revolving Loan outstanding to such Lender on the Fourth Amendment Effective Date and (ii) the Revolving Loans (including Swing Line Loans) solely for the purpose of paying working capital, ordinary course business expenses and permitted Capital Expenditures made consistent with the Capital Expenditure Budget.

         (h) SECTION 1.5(a) of the Credit Agreement is amended to read as follows:

             1.5 Interest and Applicable Margins. (a) Borrower shall pay interest to Agent, for the ratable benefit of each Lender on the outstanding principal amount of such Lender's Loans, for each day, from and including the date of the making thereof through but excluding the date of repayment, at the Index Rate plus the Applicable Index Margin per annum or, at the election of Borrower made in accordance with Section 1.5(e) with respect to Loans other than the Swing Line Loans (which shall not bear interest based on the LIBOR Rate), the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum. Such interest with respect to Loans other than Swing Line Loans shall be paid in arrears on the applicable Interest Payment Date. Interest accruing with respect to Swing Line Loans shall be payable, (A) in the absence of the occurrence and continuance of an Event of Default, within one Business Day following the Swing Line Lender's demand therefor, and (B) during the occurrence and continuance of an Event of Default, upon demand therefor by the Swing Line Lender.

                  The Applicable Index Margin, Applicable LIBOR Margin and the
             Applicable L/C Margin will be 3.00%, 4.00%, and 4.00% per annum, respectively, commencing on the Fourth Amendment Effective Date. Commencing with the date that the Borrower delivers consolidated quarterly Financial Statements for the Fiscal Quarter that ends December 31, 2001, the Applicable Margins will be adjusted (up or down) prospectively on a quarterly basis based upon the Borrower and its Restricted Subsidiaries' Total Debt Leverage Ratio for the applicable test period ended on the last day of such Fiscal Quarter. Adjustments in Applicable Margins will be determined by reference to the following grids:


                IF TOTAL DEBT LEVEL OF
                  LEVERAGE RATIO IS:                   APPLICABLE MARGINS:

                      <1.50                                 Level I

                > or = 1.50, but < 2.00                     Level II

                > or = 2.00, but < 2.50                     Level III

                > of = 2.50, but < 3.00                     Level IV

                      >3.00                                 Level V


                                         APPLICABLE MARGINS

                          LEVEL I       LEVEL II     LEVEL III      LEVEL IV      LEVEL V

Applicable                 2.00%         2.25%         2.50%         2.75%         3.00%
Index Margin

Applicable LIBOR           3.00%         3.25%         3.50%         3.75%         4.00%
Margin

Applicable L/C Margin      3.00%         3.25%         3.50%         3.75%         4.00%


             In addition, each of the rates reflected on the foregoing grid shall automatically increase by 0.25% on January 15, 2002, and will further automatically increase by 0.25% on each April 15, July 15, October 15, and January 15 occurring thereafter; provided that no such increase shall occur on any of the foregoing dates set forth in this sentence which shall occur following a Qualified Capital Raise.

             All adjustments in the Applicable Margins based on changes in performance level will be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements of Borrower evidencing the need for a performance level adjustment. Concurrently with the delivery of those





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


             Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins based on performance level. If an Event of Default shall have occurred and be continuing, at the election of the Agent (or upon the written request of the Requisite Lenders), the Applicable Margins shall immediately increase to the highest level set forth on the foregoing grid (as adjusted pursuant to the sentence immediately following that grid) effective as of the initial date of such Event of Default until the date on which such Event of Default is waived in writing or cured to the satisfaction of the Requisite Lenders.

         (i) SECTION 1.5(d) of the Credit Agreement is amended to read as follows:

             (d) So long as an Event of Default described in Section 8.1(a), (h) or (i) shall have occurred and be continuing (a "Payment Default"), or so long as any other Event of Default shall have occurred and be continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Obligations and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until the date on which such Event of Default is cured or waived and shall be payable upon demand.

         (j) SECTION 1.5(e) of the Credit Agreement is amended to read as follows:

             (e) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 2.2, Borrower shall have the option to: (i) request that any Loans (other than Swing Line Loans) be made as a LIBOR Loan, (ii) convert at any time all or any part of any outstanding Loan (other than a Swing Line Loan) from an Index Rate Loan to a LIBOR Loan, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.10(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than Swing Line Loans) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. The aggregate amount of Loans to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to be made as part of a LIBOR Loan, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e).

         (k) The following new SECTIONS 1.6(c) and (d) are added to the Credit
Agreement:

             (c) Fourth Amendment Fee. There shall be fully earned on the Fourth Amendment Effective Date for the account of each Lender a non-refundable fee in the amount of such Lender's Commitment on the Fourth Amendment Effective Date, multiplied by .50%. Borrower shall pay such fee in four equal installments commencing on the Fourth Amendment Effective Date and on June 30, 2001, September 30, 2001, and December 31, 2001; provided that any remaining unpaid balance shall be due on the Commitment Termination Date. Commencing March 31, 2002 and continuing on each June 30, September 30, December 31 and March 31 occurring thereafter prior to the Termination Date, Borrower shall pay to each Lender a non-refundable fee equal to .125% of such Lender's Commitment on the date of such required payment, after giving effect to any reduction in such Lender's Commitment occurring on or before such date.

             (d) Refinancing Fee. Unless and until Borrower receives the full Net Cash Proceeds of a Qualified Capital Raise, as additional compensation for the Lenders, Borrower agrees to pay to Agent, for the ratable benefit of such Lenders, on each date set forth below, the refinancing fee set forth opposite such date (each such refinancing fee shall be fully earned and non-refundable as of such date):


                 Date                            Refinancing Fee
                 ----                            ---------------

                 June 30, 2002                     $1,125,000
                 September 30, 2002                $1,225,000
                 December 31, 2002                 $1,325,000
                 March 31, 2003                    $1,425,000

         (l) SECTION 1.8 of the Credit Agreement is amended to read as follows:

             1.8 Application and Allocation of Payments. So long as no Event of Default shall have occurred and be continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by Borrower; and (iii) mandatory prepayments shall be applied as set forth in Section 1.3. As to each other payment, and as to all payments made when an Event of Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (5) to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and
             (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

         (m) SECTION 1.9 of the Credit Agreement is amended to read as follows:

             1.9 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Advances, Letter of Credit Obligations and the Term Loan, (b) all payments made by Borrower, and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the Borrower's receipt thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

         (n) SECTION 1.11 of the Credit Agreement is amended to read as follows:

             1.11 Access. Borrower and each of its Subsidiaries shall, during normal business hours, from time to time upon five (5) Business Days' prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) and (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from its books and records. If an Event of Default shall have occurred and be continuing, each of the Borrower and its Subsidiaries shall provide such access to Agent at all times and without advance notice. In addition to, and not in limitation of the foregoing, from and after the Fourth Amendment Effective Date, Borrower and each of its Subsidiaries shall provide to representatives of Ernst & Young LLP (or another auditing or accounting firm selected by the Agent) and any of its principals, officers, employees or agents with quarterly access to their properties, books and records, facilities, officers, employees and agents as shall be necessary for such auditing or accounting firm to conduct a review of the accounts receivable of the Borrower and its Subsidiaries and Affiliates.

         (o) SECTION 1.14 of the Credit Agreement is amended to read as follows:

             1.14 Single Loan. All Loans to Borrower, all Letter of Credit Obligations and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

         (p) The following new SECTION 1.15 is added to the Credit Agreement:

             1.15 Cash Management System. Borrower shall establish and maintain the cash management system in the manner and to the extent described in Annex H hereto (the "Cash Management System").

         (q) SECTION 2.2 of the Credit Agreement is amended to read as follows:

             2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, and no L/C Issuer shall be required to issue any Letter of Credit if, as of the date thereof:

             (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

             (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

             (c) (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Advance or the incurrence of any Letter of Credit Obligation, or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Advance, and Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation so long as that Default is continuing; or

             (d) After giving effect to any Advance or the incurrence of any Letter of Credit Obligation, the outstanding principal amount of the Revolving Loan would exceed the lesser of the Revolving Credit Availability and the Maximum Amount, less, in each case, the then outstanding principal amount of the Swing Line Loan; or

             (e) After giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed the Swing Line Availability; or

             (f) Following a request therefor by the Agent, the Borrower shall not have established to the Agent's reasonable satisfaction that the proceeds of any Advance will be used for the purpose of paying working capital, ordinary course business expenses or permitted capital expenditures consistent with the Capital Expenditure Budget; or

             (g) Following a request therefor by the Agent, the Borrower shall have failed to deliver to the Agent a certificate of Borrower's Chief Financial Officer which demonstrates, to the satisfaction of the Agent, that after giving pro forma effect to any requested Advance, the outstanding Revolving Loans would not exceed the Revolving Credit Availability.

         The request and acceptance by Borrower of the proceeds of any Advance, the incurrence, or request for the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan or any request therefor, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this
         Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

         (r) The following new SECTION 5.13 is added to the Credit Agreement:

             5.13 Systems Review. Within 90 days after the Fourth Amendment Effective Date, Borrower shall deliver to the Agent and the Lenders an analysis, in form and substance reasonably satisfactory to the Agent, of Borrower's accounts receivable systems, which analysis shall detail the costs, benefits, and feasibility of implementing a system which would (i) record contractual allowances at the time of billing and (ii) report additional detail with respect to aging information.

         (s) Clause (g) of SECTION 6.14 of the Credit Agreement is amended to read as follows:

             (g) scheduled payments of interest with respect to the Subordinated Debt, provided that any such payments under this clause (g) may be made only with in-kind securities (i.e. additional evidences of Subordinated Debt which are issued on the same terms and conditions, except for principal amount, as the Subordinated Debt receiving such interest payments, or common stock).

         (t) SECTION 6.20 of the Credit Agreement is amended to read as follows:

             6.20 Capital Expenditures. The aggregate Capital Expenditures of all Credit Parties other than Capital Expenditures that are financed directly with the proceeds of Indebtedness permitted under
             Section 6.3(ix) shall not exceed: (i) $4,500,000 in any Fiscal Quarter or (ii) $14,000,000 in any period of twelve consecutive calendar months.

         (u) SECTION 8.1(b) of the Credit Agreement is amended to read as follows:

             (b) Borrower or any of its Subsidiaries shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4,
             Section 1.15, Section 6, or any of the provisions set forth in Annex E or Annex H.

         (v) SECTION 11.3 of the Credit Agreement is amended (i) by inserting the word "and" at the end of clause (f), deleting the remainder of such section and by inserting the following in replacement of the deleted language:

                   (g) quarterly reviews of the accounts receivable of Borrower and each of its Subsidiaries,

             including all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. Notwithstanding the foregoing, all fees, costs and expenses incurred in connection with paragraph (g) shall not exceed $10,000 for any quarterly review per Fiscal Quarter unless a Default or Event of Default has occurred and is continuing at any time during such review.

         (w) EXHIBITS 1.1(b) AND 1.5(e) of the Credit Agreement are hereby deleted in their entirety, and the EXHIBITS 1.1(b) 1.5(e) attached hereto are hereby inserted in lieu thereof. EXHIBIT 1.1(d) attached to the Fourth Amendment is hereby added to the Credit Agreement as EXHIBIT 1.1(d) thereto.

         (x) SCHEDULE A-3 attached to the Fourth Amendment is hereby added to the Credit Agreement as SCHEDULE A-3 thereto.

         (y) ANNEX A of the Credit Agreement is amended by inserting the following new definitions in appropriate alphabetical order:

             "Applicable Index Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan and the Term Loan, as determined by reference to Section 1.5(a) of the Agreement.

             "Applicable LIBOR Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan and the Term Loan, as determined by reference to Section 1.5(a) of the Agreement.

             "Capital Expenditure Budget" shall mean the Capital Expenditure Budget attached to the Fourth Amendment as Schedule A-3 to the Credit Agreement, as amended from time to time pursuant to paragraph (k) of Annex D.

             "Cash Management System" shall have the meaning ascribed to such term in Section 1.15.

             "Current Assets" means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates other than Permitted Joint Ventures.

             "Current Liabilities" means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, and all accruals for federal or other taxes based on or measured by income and payable within such year, but shall exclude the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolving Loan and the Swing Line Loan.

             "Equipment" shall mean all equipment, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all of any Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

             "Excess Cash Flow" means, without duplication, with respect to any Fiscal Year of Borrower and its Subsidiaries, consolidated net income plus (a) depreciation, amortization and Interest Expense to the extent deducted in determining consolidated net income, plus decreases or minus increases (as the case may be) (b) in Working Capital over Working Capital as of the last day of the prior Fiscal Year, minus (c) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof and excluding any Capital Expenditures in such Fiscal Year to the extent in excess of the amount permitted to be made in such Fiscal Year pursuant to the Agreement), minus (d) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, plus or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of net income, plus (f) taxes deducted in determining consolidated net income to the extent not paid for in cash. For purposes of this definition, "Working Capital" means Current Assets minus Current Liabilities.

             "Fourth Amendment" shall mean the Fourth Amendment to Credit Agreement and Waiver, dated as of March 28, 2001.

             "Fourth Amendment Effective Date" shall mean March 28, 2001.

             "Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

             "Net Cash Proceeds" shall mean, with respect to any issuance or sale of any asset, Stock or Indebtedness, the proceeds of such issuance or sale in the form of cash or cash equivalents actually received by the Borrower upon the consummation of such issuance or sale in a single transaction or in a series of related transactions, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

             "Qualified Capital Raise" shall mean the issuance by Borrower after the Fourth Amendment Effective Date in a single transaction or series of related transactions of Subordinated Debt upon terms and conditions acceptable to the Agent and the Requisite Lenders or of common stock, for which the Borrower receives Net Cash Proceeds of not less than $50,000,000 at the time of issuance.

             "Revolving Lenders" shall mean those Lenders having Revolving Loan Commitments.

             "Term Lenders" shall mean those Lenders having Term Loan
             Commitments.

             "Term Loan" shall have the meaning assigned to it in Section 1.1(d)(i).

             "Term Loan Commitment" shall mean (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on the signature page to the Fourth Amendment or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be One Hundred Million Dollars ($100,000,000) on the Fourth Amendment Effective Date. After advancing the Term Loan, each reference to a Lender's Term Loan

             Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan.

             "Term Note" shall have the meaning assigned to it in Section 1.1(d)(i).

         (z) ANNEX A of the Credit Agreement is further amended by inserting the following definitions in replacement of the previous version of such definitions:

             "Applicable Margins" shall mean collectively the Applicable L/C Margin, the Applicable Index Margin, and the Applicable LIBOR Margin.

             "Availability Termination Date" shall mean the earlier of: (i) November 26, 2003, or (ii) the Commitment Termination Date.

             "Commitments" shall mean (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment) and Term Loan Commitment as set forth on the signature page to the Fourth Amendment or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment) and Term Loan Commitments which aggregate commitment shall be One Hundred Sixty Million Dollars ($160,000,000) on the Fourth Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

             "Fixed Charges" shall mean, with respect to any Person for any fiscal period, the aggregate of all Interest Expense paid or accrued during such period (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense), plus scheduled payments of principal with respect to Indebtedness during such period.

             "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (a) (i) EBITDA, minus
             (ii) cash payments of income taxes minus (iii) Capital Expenditures to (b) Fixed Charges, in each case for such period; provided that, in the case of any calculation made for any test period which ends on a date in 2001, EBITDA shall be calculated for the number of months ended in such period following December 31, 2000, annualized and the other items in such computation shall be the actual amounts for the 12 months then ended.

             "Index Rate Loan" shall mean a Loan or portion thereof bearing interest by reference to the Index Rate.

             "LIBOR Loan" shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

             "Loans" shall mean the Revolving Loan, the Swing Line Loan and the Term Loan.

             "Pro Rata Share" shall mean with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to
             Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

             "Revolving Credit Availability" shall mean on any date of determination the lesser of: (i) the maximum amount of Revolving Loans on such date that, when added to Senior Debt of the Credit Parties outstanding on such date other than Revolving Loans, would not cause the Borrower to violate the Senior Debt Leverage Test set forth in paragraph (c) of Annex E, assuming (A) that such amount of Loans and debt was outstanding on such date as Senior Debt and (B) that the Senior Debt Leverage Test was applied on such date based on the EBITDA of the Borrower for the most recently ended month for which financial statements are available or are required to have been delivered and Senior Debt outstanding as of the test date (including such amount of Revolving Loans), and (ii) an amount equal to the net book value of the Credit Parties' accounts receivable as shown on the books of the Borrower in accordance with GAAP as of the last day of the most recently completed month for which financial statements are required to have been delivered pursuant to paragraph (a) of Annex D, provided that such amount referred to in this clause (ii) is consistent with any receivable review or audit conducted in accordance with Section 1.11.

             "Revolving Loan Commitment" shall mean (a) as to any Lender, the commitment of such Lender to make Revolving Credit Advances (including without duplication Swing Line Advances) and/or incur Letter of Credit Obligations as set forth in the signature page to the Fourth Amendment or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances (including without duplication Swing Line Advances) and/or incur Letter of Credit Obligations, which aggregate commitment shall be Sixty Million Dollars ($60,000,000) on the Fourth Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

             "Senior Debt Leverage Ratio" shall mean, with respect to any test period, (a) in the case of the Borrower and its Restricted Subsidiaries, the ratio of: (i) the amount of Senior Debt of the Borrower and its Restricted Subsidiaries outstanding on the last day of such period, to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for the 12 months then ended (unless such test period ends during the Fiscal Year ending December 31, 2001, in which event EBITDA of Borrower and its Restricted Subsidiaries shall be calculated for the number of months in such Fiscal Year shown in the most recent monthly financial statements required to be delivered to the Agent pursuant to Annex D and annualized), and
             (b) in the case of the Borrower and its consolidated Subsidiaries, the ratio of: (i) the amount of Senior Debt of the Borrower and its consolidated Subsidiaries outstanding on the last day of such period, to (ii) EBITDA of the Borrower and its consolidated Subsidiaries for 12 months then ended (unless such test period ends during the Fiscal Year ending December 31, 2001, in which event EBITDA of Borrower and its consolidated Subsidiaries shall be calculated on annualized basis for the number of months in such Fiscal Year shown in the most recent monthly financial statements required to be delivered to the Agent pursuant to Annex D and annualized).

             "Total Debt Leverage Ratio" shall mean, with respect to any test period, (a) in the case of the Borrower and its Restricted Subsidiaries, the ratio of: (i) the amount of Indebtedness of Borrower and its Restricted Subsidiaries outstanding on the last day of such period to (ii) EBITDA of Borrower and its Restricted Subsidiaries for the 12 months then ended (unless such test period ends during the Fiscal Year ending December 31, 2001, in which event EBITDA of Borrower and its Restricted Subsidiaries shall be calculated for the number of months in such Fiscal Year shown in the most recent monthly financial statements required to be delivered to the Agent pursuant to Annex D and annualized), and (b) in the case of the Borrower and its consolidated Subsidiaries, the ratio of: (i) the amount of Indebtedness of Borrower and its consolidated Subsidiaries outstanding on the last day of such period to (ii) EBITDA of Borrower and its consolidated Subsidiaries for the 12 months then ended (unless such test period ends during the Fiscal Year ending December 31, 2001, in which event EBITDA of Borrower and its consolidated Subsidiaries shall be calculated for the number of months in such Fiscal Year shown in the most recent monthly financial statements required to be delivered to the Agent pursuant to Annex D and annualized), .

         (aa) ANNEX A of the Credit Agreement is further amended by deleting the definitions of "Applicable Revolver Index Margin" and "Applicable Revolver LIBOR Margin".

         (bb) ANNEX D of the Credit Agreement is amended (i) by adding the following clause to the end of last sentence of PARAGRAPH (a)(i): "AND SUCH MONTHLY COMPLIANCE CERTIFICATE SHALL ALSO CONTAIN A STATEMENT IN REASONABLE DETAIL SHOWING THE CALCULATIONS USED IN

DETERMINING COMPLIANCE WITH EACH FINANCIAL COVENANT SET FORTH ON ANNEX E WHICH IS TESTED ON A MONTHLY BASIS;" (ii) by redesignating PARAGRAPH (k) thereof as PARAGRAPH (n), and (iii) by inserting the following new paragraphs in appropriate order:

             (k) Capital Expenditure Budget. As promptly as practical following any material change therein, Borrower shall deliver to the Agent and the Lenders a proposed budget for Capital Expenditures expected to be made in the next 12 months, in such form and detail as shall be reasonably satisfactory to the Agent;

             (l) Cash Flow Forecast. For the Fiscal Year 2001, by the third Business Day of each week, Borrower shall deliver to the Agent a rolling thirteen-week cash flow forecast for such week and the following twelve weeks, the form of such forecast to be satisfactory to the Agent;

             (m) Management Report. Within forty-five (45) days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2001), Borrower shall deliver to the Agent a management report setting forth (i) the Borrower's progress over such Fiscal Quarter in its efforts to raise additional capital, (ii) an analysis of any material decrease or increase in the profit margin of the management services provided by the Borrower and its Subsidiaries over such Fiscal Quarter as compared to the previous Fiscal Quarter, (iii) the Borrower's progress over such Fiscal Quarter in its efforts to improve the overall operating performance of the Borrower and its Subsidiaries, and (iv) a brief description of any material changes to any Service Agreement (and the reasons therefore), including the execution of any new Service Agreement or the termination of any existing Service Agreement, taking place in such Fiscal Quarter; and

        (cc) PARAGRAPH (a) of ANNEX E is amended to read as follows:

                  (a) Minimum Fixed Charge Coverage Ratio. Each of (i) the
             Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, shall have on a consolidated basis at the end of each month during each of the periods set forth below, a Fixed Charge Coverage Ratio for the twelve months then ended of not less than the ratio set forth below opposite such period:


                            Period                                                 Ratio
                            ------                                                 -----

             March 2001 through and including May 2001                           1.65 to 1.00
             June 2001 through and including August 2001                         1.35 to 1.00
             September 2001 through and including November 2001                  1.15 to 1.00
             Each month ended thereafter                                         1.00 to 1.00

        (dd) PARAGRAPH (B) of ANNEX E is amended to read as follows:

             (b) Maximum Leverage Ratio. Each of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, on a consolidated basis shall have, at the end of each month a Total Debt Leverage Ratio not in excess of 4.0 to 1.0.

        (ee) PARAGRAPH (c) of ANNEX E is amended to read as follows:

             (c) Maximum Senior Debt Leverage Ratio. Each of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, on a consolidated basis shall have a Senior Debt Leverage Ratio as of the last day of each calendar month ending in each period set forth below not in excess of the amount set forth opposite such period:


                                                                                Maximum Senior Debt
                         Each Month Ending During:                                Leverage Ratio
                         -------------------------                              -------------------

             March 2001 to and including June 2001                                 3.15 to 1.00
             July 2001 to and including September 2001                             3.00 to 1.00
             October 2001 to and including December 2001                           2.75 to 1.00
             January 2002 to and including March 2002                              2.60 to 1.00
             April 2002 to and including September 2002                            2.50 to 1.00
             October 2002 to and including February 2003                           2.25 to 1.00
             March 2003 to and including November 2003                             2.00 to 1.00

        (ff) PARAGRAPH (f) of ANNEX E is amended to read as follows:

             (f) Maximum Days Sales Outstanding. Borrower and its Restricted Subsidiaries shall have Days Sales Outstanding, determined on an aggregate basis as of the last day of each month, of no greater than 80 days for such month.

        (gg) ANNEX G of the Credit Agreement is hereby deleted in its entirety, and the ANNEX G attached hereto is hereby inserted in lieu thereof.

        (hh) ANNEX H attached to the Fourth Amendment is hereby added to the Credit Agreement as ANNEX H thereto.

        2. WAIVER OF CERTAIN DEFAULTS OR EVENTS OF DEFAULT. (a) Subject to the terms and conditions of this Amendment, the Agent and the Lenders hereby waive the following Defaults or Events of Default arising by reason of:

           (i) The failure of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries to be in compliance with the Fixed Charge Coverage test, the Total Leverage test and the Senior Debt Leverage test, for the 4 quarters ended December 31, 2000; and

           (ii) The Borrower's retention of more than $9,000,000 in cash in violation of Section 1.3(b)(vi) of the Agreement, so long as such failure is cured by the Fourth Amendment Effective Date.

        (b) The waivers provided in SECTION 2(a) above relate solely to the Defaults, Events of Default, covenants and periods specified therein, respectively, and nothing in this Amendment is intended (or shall be construed) to be a waiver by the Agent or the Lenders of any other Defaults or Events of Default (including without limitation any Default or Event of Default arising from Borrower's failure to comply with any of the aforesaid financial covenants, as amended by this Amendment, for any fiscal period ending after December 31,
2000).

        3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to the Agent and the Lenders that (a) this Amendment and the Confirmation of Guaranty attached hereto have been duly authorized, executed and delivered by Borrower and each Credit Party signatory thereto, (b) after giving effect to the waivers contained in SECTION 2 hereof, no Default or Event of Default has occurred and is continuing as of this date, and (c) all of the representations and warranties made by Borrower or any Credit Party in the Credit Agreement are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date or have changed based upon events expressly permitted by the Credit Agreement).

        4. RATIFICATION. Borrower hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement and all other documents delivered by Borrower in connection therewith (including without limitation the other Loan Documents to which Borrower is a party), effective as of the date hereof.

        5. ESTOPPEL. To induce the Agent and the Lenders to enter into this Amendment, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of Borrower or any Credit Party as against the Agent or any Lender with respect to the obligations of Borrower or such Credit Party to any of such parties under the Credit Agreement or the other Loan Documents, either with or without giving effect to this Amendment.

        6. WAIVER AND RELEASE OF CLAIMS. To induce the Agent and Lenders to enter into this Amendment, Borrower and each of its Subsidiaries hereby forever waives, and releases the Agent, each Lender and their respective affiliates, officers, directors, agents and representatives (collectively, the "RELEASED PARTIES") from, any and all claims, actions, suits, demands, proceedings, orders, obligations and causes of action, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Company, its Subsidiaries or any Credit Party, now has, has ever had or may hereafter have against the Released Parties arising contemporaneously with or prior to the date of this Amendment or on account of or arising out of any matter, cause, event, including, without limitation, any act or failure to act by the Released Parties, occurring contemporaneously with or prior to the date of this Amendment.

        7. CONDITIONS TO EFFECTIVENESS. This Amendment shall be effective as of the Fourth Amendment Effective Date, subject to the following items, which in the case of documents to be delivered shall be in form and substance satisfactory to the Agent and the Lenders in their sole discretion:

           (i) the Agent shall have received counterparts of this Amendment, duly executed, completed and delivered by the Agent, each of the Lenders, and Borrower, and the attached Confirmation of Guaranty, duly executed by each other Credit Party;

           (ii) receipt by each Lender of a duly executed Amended and Restated Revolving Credit Note for its account, in the form provided for herein;

           (iii) receipt by each Lender of a duly executed Term Note for its account, in the form provided for herein;

           (iv) counterparts of the duly executed Blocked Account Agreement among the Borrower, the Agent and the concentration account bank, in form and substance satisfactory to the Agent;

           (v) an opinion of counsel to the Credit Parties as to the due authorization, execution, delivery and enforceability of the Agreement as amended through this Amendment, the Notes and the other Loan Documents, as well as such other matters as the Agent shall request;

           (vi) a certificate of each Credit Party as to the due authorization, execution, delivery and enforceability of the Agreement as amended through this Amendment, and the other Loan Documents and the truth of the representations and warranties hereunder;

           (vii) receipt by Agent for the Account of the Lenders of the fees and expenses due to them under the Agreement and the Loan Documents as amended by this Amendment; and

           (viii) such other documents as the Agent or the Lenders shall request.

        8. REIMBURSEMENT OF EXPENSES. Borrower hereby agrees that it shall reimburse the Agent and the Lenders on demand for all costs and expenses (including without limitation attorney's fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

        9. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

        10. SEVERABILITY OF PROVISIONS. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Borrower hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

        11. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

        12. ENTIRE AGREEMENT. The Credit Agreement as amended by this Agreement embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       RADIOLOGIX, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                       GENERAL ELECTRIC CAPITAL
Revolving Loan Commitment              CORPORATION, as Agent and Lender
(including a Swing Line
Commitment of $5,000,000):
$17,250,000                            By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
Term Loan Commitment:                  Title:
$28,750,000                                  -----------------------------------


                                       BANK ONE, NA, AS SUCCESSOR BY MERGER TO
                                       BANK ONE, TEXAS, N.A. AND BANK ONE, N.A.,
                                       as Lender
Revolving Loan Commitment:
$9,375,000
                                       By:
                                          --------------------------------------
Term Loan Commitment:                  Name:
$15,625,000                                 ------------------------------------
                                       Title:
                                             -----------------------------------


                                       BNP PARIBAS, as Lender
Revolving Loan Commitment:
$5,437,500                             By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
Term Loan Commitment:                  Title:
$9,062,500                                   -----------------------------------

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                       CREDIT LYONNAIS NEW YORK BRANCH,
Revolving Loan Commitment:             as Lender
$7,500,000

Term Loan Commitment:                  By:
$12,500,000                               --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       BANK OF AMERICA, N.A., as Lender
Revolving Loan Commitment:
$7,312,500                             By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
Term Loan Commitment:                  Title:
$12,187,500                                  -----------------------------------


                                       COOPERATIEVE CENTRALE RAIFFEISEN -
                                       BOERENLEENBANK B.A. "RABOBANK NEDERLAND,"
Revolving Loan Commitment:             NEW YORK BRANCH, as Lender
$5,625,000

Term Loan Commitment:                  By:
$9,375,000                                --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       FLEET CAPITAL  CORPORATION, as Lender
Revolving Loan Commitment:
$7,500,000                             By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
Term Loan Commitment:                  Title:
$12,500,000                                  -----------------------------------